EXHIBIT 15




August 23, 1996



PacifiCorp
700 N.E. Multnomah
Portland, Oregon


We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PacifiCorp and subsidiaries for the periods ended March 31, 1996 and 1995 and June 30, 1996 and 1995, as indicated in our reports dated April 29, 1996 and July 19, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended Mach 31, 1996 and June 30, 1996, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP